Exhibit 10.5


                 SEVERANCE AGREEMENT AND MUTUAL GENERAL RELEASE

         This SEVERANCE AGREEMENT AND MUTUAL GENERAL RELEASE ("AGREEMENT") is made as of November 30, 2005 by and between American Mold Guard, Inc., a California corporation ("EMPLOYER") and Bradley Barnes ("Executive"). Employer and Executive are referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

         A. Executive has been employed by Employer in the position of President, and has served as a member of Employer's Board of Directors. Executive has resigned as President effective as of November 30, 2005, but shall continue to serve Employer as a member of Employer's Board of Directors.

         B. Executive and Employer are parties to that certain Employment Agreement dated January 1, 2004, (the "EMPLOYMENT AGREEMENT"), which is scheduled to expire on December 31, 2009. The Parties desire that notwithstanding said scheduled expiration, the Employment Agreement shall be superseded and effectively terminated by this Agreement except as set forth in
Section 6.5 below.

         C. Executive and Employer have voluntarily entered into this Agreement in view of its mutual benefits, the payment of valuable consideration by Employer and the mutual release of any claims related to Executive's employment with Employer.

         D. In entering into this Agreement, the Parties contemplate that Employer will presently commence and successfully complete an initial public offering of 925,000 Units, each Unit consisting of two shares of Employer common stock, two Class A Warrants and one Class B Warrant, or on such other terms as Employer elects (such initial public offering is hereinafter referred to as the "IPO").

                                    AGREEMENT

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       EMPLOYMENT TERMS AND DUTIES.

                  1.1 RESIGNATION. Effective November 30, 2005 ("RESIGNATION DATE"), Executive voluntarily resigns as President of Employer. Effective on the Resignation Date, Executive is relieved of all of his duties as President of Employer.

                  1.2 CONTINUED MEMBERSHIP ON EMPLOYER'S BOARD OF DIRECTORS; STOCKHOLDER RIGHTS. Executive will remain a member of Employer's Board of Directors (the "BOARD") after the Resignation Date and will have rights as a stockholder of Employer, each in accordance with, and subject to, applicable provisions of law, and Employer's articles of incorporation and bylaws, as in effect from time to time. For greater certainty, Employer shall not withhold from Executive in his capacity as a director or stockholder of Employer any information or access to personnel made available or given to any other non-employee director or stockholder of Employer in their capacities as such. Executive shall serve on the Board without remuneration until such time as compensation becomes available to other directors.

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         2.       ACCRUED SALARY AND SEVERANCE PAYMENTS.

                  2.1      ACCRUED SALARY.

                           2.1.1    AMOUNT AND PAYMENT OF ACCRUED SALARY.
Employer shall pay Executive the sum of $244,481 as accrued but unpaid salary earned by Executive during the term of his employment with Employer (such $244,481 is hereinafter referred to as the "ACCRUED SALARY"). Commencing in December, 2005, Employer shall pay Executive his Accrued Salary at the rate of Fifteen Thousand Dollars ($15,000) per month, payable in equal semi-monthly payments of Seven Thousand Five Hundred Dollars ($7,500).

                           2.1.2    PAYMENT OF ACCRUED SALARY UPON COMPLETION OF
IPO. Notwithstanding the provisions of subsection 2.1.1 hereinabove, and subject to the provisions of Section 2.3 of this Agreement, Employer shall, on the date that the IPO is deemed completed (hereinafter referred to as the "IPO DATE"), pay to Executive the Accrued Salary amount of $119,078, which amount is intended by the Parties to reduce Executive's outstanding Accrued Salary to an amount equal to Employer's accrued but unpaid salary obligation to Tom Blakeley (Employer's Chairman of the Board and CEO) on the IPO Date.

                           2.1.3    PAYMENT OF ACCRUED SALARY AFTER IPO DATE.
Notwithstanding the provisions of subsections 2.1.1 and 2.1.2 hereinabove, and subject to the provisions of Section 2.3 of this Agreement, and after giving effect to any payments made by Employer to Executive pursuant to the provisions of subsections 2.1.1 and 2.1.2 hereof, Employer shall, commencing thirty (30) days after the IPO Date, pay to Executive any remaining Accrued Salary amount in twelve (12) consecutive equal monthly payments; PROVIDED, HOWEVER, that if Employer pays any of Tom Blakeley's accrued but unpaid salary at a rate greater than the equal monthly amounts paid to Executive pursuant to this subsection 2.1.3, then Executive's remaining Accrued Salary shall be paid at the same rate that Tom Blakeley is paid his accrued but unpaid salary by Employer.

                  2.2 SEVERANCE PAYMENTS. Subject to Section 2.3 below, and in addition to the payments made by Employer pursuant to Section 2.1 of this Agreement, commencing thirty (30) days after the IPO Date, Employer shall pay to Executive the sum of Four Hundred Forty Thousand Dollars ($440,000.00) in twelve
(12) consecutive equal monthly installments of Thirty-Six Thousand Six Hundred Sixty-Six and 66/100 Dollars ($36,666.66) each (the "SEVERANCE PAYMENTS").

                  2.3 IPO CONTINGENCY. Notwithstanding the provisions of Sections 2.1 and 2.2 of this Agreement, if the IPO Date has not occurred prior to April 1, 2006, then Employer shall on April 1, 2006 commence paying Executive's outstanding Accrued Salary and Severance Payments at the rate of Twenty-Five Thousand Dollars ($25,000.00) per month until any and all outstanding Accrued Salary and Severance Payments have been paid in full; PROVIDED, HOWEVER, that if the IPO Date occurs at any time after April 1, 2006 but prior to the payment in full of all outstanding Accrued Salary and Severance Payments, Employer shall increase its payments to Executive hereunder so that all outstanding Accrued Salary and Severance Payments will be fully paid by no later than the earlier of (i) twelve (12) months after the IPO Date or (ii) the date all outstanding Accrued Salary and Severance Payments would have been fully paid at the rate of $25,000.00 per month, commencing on April 1, 2006.

                  2.4 ZERO PLUS TRANSACTION. The Parties understand and acknowledge that Employer owns fifty percent (50%) of the outstanding equity of Zero Plus, LLC, a Nevada limited liability company ("ZERO Plus"). The owner of the remaining fifty percent (50%) of the outstanding equity of Zero Plus is

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Electric Aquagenics Unlimited, Inc., a Delaware corporation ("EAU"). Employer currently intends to sell its interest in Zero Plus to EAU. In this regard, the Parties hereby agree that should Employer sell its interests in Zero Plus to EAU, whether by stock purchase, asset purchase, merger, reverse merger or otherwise (a "ZERO PLUS TRANSACTION"), Executive shall be entitled to a commission in the amount of twenty percent (20%) of the compensation paid or payable by EAU as a compensation for Executive's work on the Zero Plus Transaction. Such compensation is to be paid in cash immediately upon the receipt of any cash or other consideration by Employer as a result of the Zero Plus Transaction.

                  2.5 PAYMENT OF ACCRUED SALARY AND SEVERANCE PAYMENTS. All amounts to be paid by Employer to Executive on a monthly basis pursuant to this Agreement shall be paid on the same dates as regular payroll for executives of Employer is paid.

                  2.6 ACCRUED BUSINESS EXPENSES. On the earlier of the IPO Date or April 1, 2006, Employer shall reimburse Executive for all accrued and unreimbursed business expenses incurred by Executive prior to such date.

                  2.7 BENEFITS. Executive's participation in the life, accident and health insurance, employee welfare benefit plans (as defined in the Employee Retirement Income Security Act of 1974) and supplemental early retirement plan, split dollar insurance program, personal health services allowance health or social club benefits, and any other benefits ("BENEFITS") provided to Executive prior to his resignation shall be continued or equivalent benefits provided by Employer at no cost to Executive for a period of two (2) years from Executive's resignation. If for any reason Employer is unable to continue the Benefits, as required by the preceding sentence, Employer shall reimburse Executive for the cost of COBRA for medical, dental and vision for a period of twenty-four (24) months following Executive's last day of employment.

                  2.8 STOCK OPTIONS. Effective upon the Resignation Date, one hundred percent (100%) of all unvested stock options, stock appreciation rights, stock purchase rights, restricted stock rights and any similar rights which Executive holds shall become fully vested and be exercisable. Additionally, the AMG Board of Directors has extended the period required by you to fully exercise your stock options to 12 months from the date of your resignation.

                  2.9 FEES AND EXPENSES. Employer shall reimburse Executive for, or pay directly on his behalf, the reasonable legal fees and expenses incurred by Executive in connection with the negotiation, preparation and review of this Agreement up to a maximum of $5,000.

                  2.10 EMPLOYER EQUIPMENT. Upon execution of this Agreement, Executive will, return all physical property of any kind of Employer's in Executive's possession, including, without limitation, directories, documents, lists of any kind, including lists of prices, personnel, addresses, vendors, suppliers or existing or potential customers, rolodexes, plans, files, software, programs, tapes, materials, manuals, keys, access cards credit cards and equipment. Executive shall not be required to turn over his computer, which Employer acknowledges is owned by Executive.

         3.       LATE PAYMENTS.

                  3.1 INTEREST AND SERVICE CHARGE. Any amount due from Employer to Executive hereunder which is not paid when due shall bear interest at the lower of (i) the per annum interest rate announced by and quoted in the Wall Street Journal from time-to-time as the prime or base rate plus six percent (6%) or (ii) the highest rate of interest from time-to-time permitted under applicable law.

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                  3.2      ACCELERATION. If interest is payable hereunder,
whether or not collected, for any two (2) consecutive installments of Accrued Salary or Severance Payments, then all unpaid Accrued Salary and Severance Payments shall automatically become immediately due and payable, notwithstanding any provision of this Agreement to the contrary.

         4.       MUTUAL RELEASE OF CLAIMS.

                  4.1      EXECUTIVE'S RELEASE OF CLAIMS. Except as set forth in
Section 4.5 below, Executive on his own behalf, and on behalf of his successors and assigns, releases Employer and its officers, directors, employees, agents and representatives, and their respective successors and assigns from all causes of action, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of every kind and character in any manner attributable to Executive's employment by Employer which Executive may have based on, or pertaining to Executive's employment with Employer occurring prior to the date of this Agreement, including attorneys' fees and costs, whether or not previously brought before any state or federal court or any other state or federal governmental agency. This release includes but is not limited to any claims Executive may have for wages, bonuses, or other compensation due, claims under the Age Discrimination in Employment Act arising on or before the date Executive signs this Agreement, Title VII of the Civil Rights Act, as amended, which prohibits discrimination in employment based on race, color, sex, religion or national origin, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law or regulation affecting employment rights or prohibiting employment discrimination. This release also includes any claim for intentional or negligent infliction of emotional distress, wrongful discharge, violation of any public policy or statute, breach of the covenant of good faith and fair dealing, defamation, and breach of any implied or express contract between Employer and Executive, including without limitation the Employment Agreement and any policy of Employer occurring prior to the date of this Agreement or any other matter or event occurring prior to the date of this Agreement.

                  4.2      EMPLOYER'S RELEASE OF CLAIMS. Except as set forth in
Section 4.5 below, Employer hereby forever releases and discharges Executive from any and all causes of action, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of every kind and character in any manner attributable to Executive's employment by Employer, including, without limitation, breach of the covenant of good faith and fair dealing, defamation, and breach of any implied or express contract between Employer and Executive, including without limitation the Employment Agreement and any policy of Employer occurring prior to the date of this Agreement or any other matter or event occurring prior to the date of this Agreement, including attorneys' fees and costs, whether or not previously brought before any state or federal court or any other state or federal governmental agency.

                  4.3 UNKNOWN CLAIMS. Executive and Employer each understand that the claims set forth in Sections 4.1 and 4.2 above cover claims which Executive and Employer know about and those Executive and Employer may not know about. Executive and Employer each expressly waives all rights under
Section 1542 of the California Civil Code, which Section Executive and Employer have read and understand, and which provides as follows:

                      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                  4.4 AGREEMENT NOT TO SUE; WARRANTY OF NON-ASSIGNMENT. Executive and Employer each promises never to file a lawsuit asserting any claims that are released in Sections 4.1 and 4.2 above.

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Executive and Employer each represents and warrants to the other Party that he or it has not assigned, and will not assign, to any other person or entity the claims which are the subject of Sections 4.1 and 4.2.

                  4.5 NO RELEASE OF CLAIMS UNDER THIS AGREEMENT. Nothing in the releases set forth in Sections 4.1 and 4.2 shall constitute a release of any claims by either Party for breach of this Agreement by the other Party or failure by either Party to perform its obligations under this Agreement.

                  4.6 EXECUTIVE'S RIGHT TO REVIEW AND REVOKE AGREEMENT. Executive has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement and has freely elected to sign this Agreement on the date set forth below. Executive has been encouraged to consult with an attorney before signing this Agreement, and has done so to the extent he so desires.

         5.       NONDISPARAGEMENT; REFERENCES.

                  5.1 NONDISPARAGEMENT BY EXECUTIVE. Executive agrees that he will not disparage or make negative statements (or induce or encourage others to disparage or make negative statements) about Employer or any of its past or present officers, directors, agents, employees, attorneys, successors and assigns, including, without limitation, disparaging any of such parties in connection with disclosing the facts or circumstances surrounding his separation from employment with Employer or criticizing Employer's business strategy. For the purposes of this subparagraph, the term "disparage" means any comments or statements which would adversely affect in any manner: (i) the conduct of Employer's business; or (ii) the business reputation or relationships of Employer and/or any of its past or present officers, directors, agents, employees, attorneys, successors and assigns.

                  5.2 NONDISPARAGEMENT BY EMPLOYER. Employer agrees that it will not to disparage or make negative statements (or induce or encourage others to disparage or make negative statements) about Executive, including, without limitation, disparaging Executive in connection with disclosing the facts or circumstances surrounding his separation from employment with Employer or criticizing his performance as an employee or executive officer of Employer. For purposes of this subparagraph, the term "disparage" means any statements made by Employer's executive officers or members of its Board, or any statements made officially by Employer, as applicable, that adversely affect in any manner Executive's personal or professional reputation.

                  5.3 REFERENCES. Employer shall give favorable references regarding Executive to any person, company, entity or prospective future employer of Executive.

         6.       GENERAL PROVISIONS.

                  6.1 OBLIGATIONS CONTINGENT ON PERFORMANCE. The obligations of Executive hereunder are contingent upon the performance by Employer of its obligations hereunder, including its obligations to pay the compensation provided for herein.

                  6.2 WAIVER. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any

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obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                  6.3 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective affiliates, successors, assigns, heirs and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. References herein to Employer, Zero Plus and EAU include their respective affiliates, successors, assigns and legal representatives. The duties and covenants of Executive and Employer under this Agreement, being personal, may not be delegated.

                  6.4 NOTICES. All notices, consents, waivers and other communications under this Agreement will be deemed to have been duly given when
(a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally or regionally recognized overnight delivery service (receipt requested), in each case to the appropriate address and facsimile number set forth below (or to such other address and facsimile number as a Party may designate by notice to the other Party pursuant to the terms of this Section 6.4.

                  If to Executive: Bradley Barnes, 208 Emerald Bay, Laguna Beach, California 92651

                  If to Employer: American Mold Guard, Inc., 30200 Rancho Viejo Road, Suite G, San Juan Capistrano, California 92675, Attention: Chief Executive Officer, Facsimile No.: (949) 240-6144, or at such other address or addresses as may have been furnished in writing by Employer to Executive.


                  6.5 PRIOR AGREEMENTS. Nothing in this Agreement shall be deemed to relieve Executive or Employer of any of their respective obligations set forth in Sections 8, 9, 10 and 11 of the Employment Agreement. The Parties acknowledge and agree that Sections 8, 9, 10 and 11 of the Employment Agreement survive the termination of the Employment Agreement and shall continue to be operative throughout the Consulting Period.

                  6.6 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire Agreement between the Parties with respect to the subject matter hereof. Except as specifically provided in Section 6.5, this Agreement supersedes all prior agreements and understandings, oral or written, between the Parties hereto with respect to the subject matter hereof, including without limitation, the Employment Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the Parties.

                  6.7 HEADINGS; CONSTRUCTION. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "section" or "sections" refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  6.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or Arbitrator, then to the extent that the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid and

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unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  6.9 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                  6.10 ATTORNEY'S FEES. If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover all costs of suit and reasonable attorneys' fees as determined by the court or arbitrator.

                  6.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         7.       ARBITRATION OF DISPUTES.

                  7.1 EXCLUSIVE REMEDY. Except as set forth in Section 7.3, arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a "CLAIM") arising out of, related to, or connected with the Executive's employment relationship with the Employer, or the termination of the Executive's employment relationship with the Employer, including any Claim against any parent, subsidiary or affiliated entity of the Employer, or any director, officer, general or limited partner, employee or agent of the Employer or of any such parent, subsidiary or affiliated entity.

                  7.2 CLAIMS SUBJECT TO ARBITRATION. This agreement to arbitrate specifically includes (without limitation) any Claim for breach of this Agreement; any Claim under or relating to any federal, state or local law or regulation prohibiting discrimination, harassment or retaliation based on race, color, religion, national origin, sex, age, disability or any other condition or characteristic protected by law; demotion, discipline, termination or other adverse action in violation of any contact, law or public policy; entitlement to wages or other economic compensation; and any Claim for personal, emotional, physical, economic or other injury.

                  7.3 CLAIMS NOT SUBJECT TO ARBITRATION. This Section 7 does not preclude either party from making an application to a court of competent jurisdiction for: (a) provisional remedies (e.g., a temporary restraining order or preliminary injunction) pursuant to California Code of Civil Procedure section 1281.8; or (b) a temporary restraining order or an injunction under California Code of Civil Procedure section 527.8. This Section 7 also does not apply to any claims by Executive: (i) for workers' compensation benefits; (ii) for unemployment insurance benefits; (iii) under a benefit plan where the plan specifies a separate arbitration procedure; (iv) filed with an administrative agency which is not legally subject to arbitration under this Agreement; or (v) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement.

                  7.4 PROCEDURE. The arbitration proceedings shall be conducted in Orange County, California. Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the "Arbitrator"). The parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration. If the parties for any reason do not mutually select the arbitrator within the 45 day period, then any party may apply to any court of competent jurisdiction to appoint a retired judge as the Arbitrator. The parties agree that the arbitration shall be conducted in accordance with California Code of Civil Procedure sections 1280 et seq., except as modified by this Agreement. The Arbitrator shall apply the substantive federal, state or local law and statute of limitations governing any Claim submitted to arbitration. In ruling on any such Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for

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under the substantive law governing such Claim. The Arbitrator shall issue a written decision revealing the essential findings and conclusions on which the decision is based. Judgment on the Arbitrator's decision may be entered in any court of competent jurisdiction.

                  7.5 COSTS. Employer shall be responsible for paying the fees and costs incurred in the arbitration (e.g., filing fees, transcript costs and Arbitrator's fees). The parties shall be responsible for their own attorneys' fees and costs, except that the Arbitrator shall have the authority to award attorneys' fees and costs to the prevailing party in accordance with the applicable law governing the dispute.

                  7.6 INTERPRETATION OF ARBITRABILITY. The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Agreement, or any issue relating to whether a Claim is subject to arbitration under this Agreement, except that any party may be bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Agreement.





                            [Signature page follows.]



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         IN WITNESS WHEREOF, Employer and Executive have executed and delivered this Agreement as of the date first above written.


EXECUTIVE:



                /s/ Bradley Barnes
-------------------------------------------------
Bradley Barnes


EMPLOYER:

AMERICAN MOLD GUARD, INC.,
a California corporation



By:             /s/ Mark A. Franzen
   ----------------------------------------------
Print Name:     Mark A. Franzen
           --------------------------------------
Title:          Chief Financial Officer
      -------------------------------------------


By:
   ----------------------------------------------
Print Name:
           --------------------------------------
Title:
      -------------------------------------------


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